EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT dated as of October 27, 2006 (the “Amendment”) to the Employment Agreement dated as of February 14, 2005 (the “Original Agreement”) between Iconix Brand Group, Inc. (the “Company” or “Employer”) and Warren Clamen (the “Employee”).

WHEREAS, the Company and the Employee wish, among other things, to continue the Employee’s employment with the Company beyond the term currently provided by the Original Agreement pursuant to the terms as provided herein;

NOW, THEREFORE, in consideration with the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree that the following sections of the Original Agreement are hereby amended as follows:

1.      The Term, as defined in Section 3, shall be two years from the date hereof and end on the October 27, 2008.

2.      The compensation provisions of Section 4 shall be modified to read that the “Company shall pay to the Employee an annual salary of $275,000 for the first year of the Term and of $300,000 for the second year of the Term paid in accordance with the Company’s payroll practices and procedures in effect.”

3.      The compensation provisions of Section 4 shall be further modified to add the following sentence at the end:

“The Company shall issue to the Employee that number of shares of restricted stock under the Company’s 2006 Equity Incentive Plan equal to $200,000, calculated using the closing price of the stock on October 27, 2006, subject to restrictions on the full enjoyment of such shares as set forth a separate restricted stock agreement, such restrictions to lapse with respect to one-half (½) of such shares on October 27, 2007, and with respect to one-half (½) of such shares on October 27, 2008, in accordance with the terms and conditions of the Restricted Stock Agreement.”

4.      Section 9 shall be deleted and replaced with the following:

“If the Company terminates your employment without cause within 12 months after a Change in Control (as defined in herein), then the Company shall pay to you in complete satisfaction of its obligations under this Agreement, as severance pay and as liquidated damages (because actual damages are difficult to ascertain), in a lump sum, in cash, within 15 days after the date of your termination, an amount equal to $100 less than three times your “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that you have the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options,

EXHIBIT 10.1

stock appreciation rights or any benefits payable to you under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by you of a parachute payment. A “Change in Control” shall mean any of the following:

(1)      any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(2)      any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(3)      any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.”

Other than as specifically amended hereby, the Original Agreement shall remain in full force and effect unamended by this Amendment.

IN WITNESS WHEREOF, the Company and Employee have executed this agreement as of the date above written.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole	/s/ Warren Clamen
WARREN CLAMEN